Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Agreement”), dated as of April 8, 2026 (the “Effective Date”), is entered into by and among (a) Dynamix Corporation, a Cayman Islands exempted company (“SPAC”), (b) The Ether Machine, Inc., a Delaware corporation (“Pubco”), (c) ETH SPAC Merger Sub Ltd., a Cayman Islands exempted company (“SPAC Merger Sub”), (d) The Ether Reserve LLC, a Delaware limited liability company (the “Company”), (e) Ethos Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of SPAC (“SPAC Subsidiary A”), (f) Ethos Sub 2, Inc., a Delaware corporation and a wholly owned subsidiary of SPAC Subsidiary A (“SPAC Subsidiary B”), (g) Ethos Sub 3, Inc., a Delaware corporation and a wholly owned subsidiary of SPAC Subsidiary B (“Company Merger Sub,” and together with SPAC Subsidiary A and SPAC Subsidiary B, the “SPAC Subsidiaries”), (h) ETH Partners LLC, a Delaware limited liability company (the “Seller”), (i) DynamixCore Holdings, LLC, a Delaware limited liability company (the “Sponsor”), and (j) the party named on Annex A hereto (the “Payor”) (collectively, the “Parties”).

RECITALS

WHEREAS, on July 21, 2025, SPAC, Pubco, SPAC Merger Sub, the Company, the SPAC Subsidiaries and the Seller entered into a Business Combination Agreement (the “Business Combination Agreement”); and

WHEREAS, the Parties desire to terminate the Business Combination Agreement pursuant to Section 10.1(a) thereof and set forth certain arrangements in connection therewith.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the Parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1.  Definitions. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Business Combination Agreement.

Article II
TERMINATION

Section 2.1.  Termination of Business Combination Agreement. On the Effective Date, without any further action of the parties thereto, the Business Combination Agreement and Sponsor Support Agreement are terminated in their entirety, are null and void and there shall be no liability or obligation on the part of any Party under the Sponsor Support Agreement or the Business Combination Agreement, except that in accordance with its terms, Sections 8.13 (Public Announcements), 8.14 (Confidential Information), 10.2 (Effect of Termination), 11.1 (Waiver of Claims Against Trust) and Article XII (Miscellaneous) of the Business Combination Agreement shall survive any termination of the Business Combination Agreement and remain in full force and effect. The Parties hereto acknowledge that, by virtue of the termination of the Business Combination Agreement, the ETHM Subscription Agreements shall terminate in accordance with their terms.

Section 2.2.  Payment.

(a)  As full and complete compromise of all Released Claims (as defined below), within 15 days of the Effective Date, the Payor shall pay or cause to be paid to SPAC FIFTY MILLION DOLLARS EXACTLY (US$50,000,000.00) (the “Payment”) by wire transfer of immediately available funds to the account set forth in Annex B. All payments due under this Agreement shall be paid in full, without deduction of taxes or other fees which may be imposed by any government or other entity. The Parties expressly acknowledge and agree that the Payment (i) is the result of good-faith negotiations conducted by and between the Parties; (ii) constitutes fair and reasonable consideration, and represents the sole consideration, for the mutual termination of the Business Combination Agreement and the relinquishment of all rights arising thereunder or in connection therewith (except as expressly set forth in Section 2.1 hereof); and (iii) is not intended to constitute, and shall not be characterized as damages, a penalty or compensation for costs or expenses incurred in connection with the transactions contemplated by the Business Combination Agreement. Nothing in this Agreement is intended to characterize the tax treatment of the Payment, which shall be determined in accordance with applicable law.

(b)  The Parties acknowledge and agree that they are solely responsible for paying any attorneys’ fees and costs they incurred and that neither Party nor its attorney(s) will seek any award of attorneys’ fees or costs from the other Party.

(c)  SPAC shall be solely responsible for, and is legally bound to make payment of, any taxes determined to be due and owing (including penalties and interest related thereto) by it to any federal, state, local, or regional taxing authority as a result of the Payment. Each Party understands that the other Parties have not made, and it does not rely upon, any representations regarding the tax treatment of the sums paid pursuant to this Agreement. SPAC agrees to indemnify and hold the Payor harmless in the event that any governmental taxing authority asserts against the Payor any claim for unpaid taxes of SPAC, failure to withhold taxes, or penalties or interest due by SPAC based upon the payment of the Payment. The Payor agrees to indemnify and hold SPAC harmless in the event that any governmental taxing authority asserts against SPAC any claim for unpaid taxes of the Payor, failure to withhold taxes, or penalties or interest due by the Payor based upon the payment of the Payment.

Article III
RELEASES AND COVENANT NOT TO SUE

Section 3.1.  SPAC Party Release. On the Effective Date, the SPAC, the SPAC Subsidiaries, and Sponsor, for themselves and their respective officers, directors, partners, members (which, for the avoidance of doubt shall not include SPAC shareholders in their capacity as such), managers, employees, predecessor entities, successors and assigns, parents, subsidiaries, and Affiliates (“SPAC Releasing Parties”), hereby fully release and discharge the Persons set forth on Annex C hereto (collectively, the “Payor Related Parties”), Jeffrey K. Berns and JBerns inv EM1, LLC (together with Jeffrey K. Berns, the “Berns Parties”), and each of their respective parents, subsidiaries and Affiliates and their respective officers, directors, managing directors, partners, members, managers, predecessor entities, successors and assigns, parents, subsidiaries, Affiliates, stockholders, employees, attorneys and other advisors and agents (collectively, “SPAC Released Persons”) from any and all claims, actions, causes of action, demands and charges of whatever nature, known or unknown, arising out of, in connection with or relating to any of the Business Combination Agreement or the transactions contemplated thereby, including the dissolution of the Company, and including any acts, omissions, disclosure or communications related to the Business Combination Agreement or the transactions contemplated thereby (the “SPAC Released Claims”); provided that, for the avoidance of doubt, nothing contained herein shall be deemed to release any party hereto from its obligations under this Agreement or the provisions of the Business Combination Agreement expressly deemed to survive under this Agreement; provided, further, that nothing herein shall prohibit any SPAC Releasing Party who executed a Company Unit Subscription Agreement from receiving (or enforcing its rights to receive) a distribution from the Company in connection with the liquidation of the Company in accordance with the terms of the First A&R Company LLCA.

Section 3.2.  Ether Machine Party Release. On the Effective Date, the Payor, the Seller, Pubco, the Company and SPAC Merger Sub, for themselves, the Payor Related Parties and their respective officers, directors, partners, managers, employees, members, predecessor entities, successors and assigns, parents, subsidiaries, and Affiliates (“Ether Machine Releasing Parties”), hereby fully release and discharge the SPAC Releasing Parties, the Berns Parties, and each of their respective parents, subsidiaries and Affiliates and their respective officers, directors, managing directors, partners, members, managers, predecessor entities, successors and assigns, parents, subsidiaries, Affiliates, stockholders, employees, attorneys and other advisors and agents (collectively, “Ether Machine Released Persons” and, together with the SPAC Released Persons, the “Released Persons”) from any and all claims, actions, causes of action, demands and charges of whatever nature, known or unknown, arising out of, in connection with or relating to any of the Business Combination Agreement or the transactions contemplated thereby, including the dissolution of the Company, and including any acts, omissions, disclosure or communications related to the Business Combination Agreement or the transactions contemplated thereby (the “Ether Machine Released Claims”); provided that, for the avoidance of doubt, nothing contained herein shall be deemed to release any party hereto from its obligations under this Agreement or the provisions of the Business Combination Agreement expressly deemed to survive under this Agreement.

Section 3.3.  Scope of Release and Discharge. The Parties acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know or believe to be true related to or concerning the SPAC Released Claims and Ether Machine Released Claims (collectively, the “Released Claims”). The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a Party or Parties. It is nonetheless the intent of the Parties to give a full and complete release and discharge of the Released Claims. To that end, with respect to the Released Claims only, the Parties expressly waive and relinquish any and all provisions, rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code. With respect to the Released Claims only, the Parties expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of § 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 3.4.  Covenant Not to Sue. Each of the Parties hereto covenants, on behalf of itself; in the case of the SPAC, the SPAC Subsidiaries and the Sponsor, on behalf of the SPAC Releasing Parties; in the case of the Payor, the Seller, Pubco, SPAC Merger Sub and the Company on behalf of the Ether Machine Releasing Parties, not to bring any Released Claim before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross-claim, counterclaim or otherwise. Any Released Person may plead this Agreement as a complete bar to any Released Claim brought in derogation of this covenant not to sue.

Section 3.5.  Accord and Satisfaction. This Agreement and the releases reflected herein shall be effective as a full and final accord and satisfaction and release of all of the Released Claims.

Article IV
INDEMNIFICATION AND NON-DISPARAGEMENT

Section 4.1.  Indemnification by the Payor. The Payor shall defend, indemnify and hold harmless each of the Ether Machine Released Persons, including the Berns Parties, from and against any and all out-of-pocket and reasonably documented losses, claims, damages, liabilities, costs (including reasonable and documented external attorneys’ fees) and expenses (collectively, “Losses”) arising out of or caused by or based upon any Action brought, directly or indirectly, by any ETHM Investor (excluding any ETHM Investor that is a SPAC Releasing Party) or their Affiliates in which such Ether Machine Released Person or Berns Party, as applicable, may be involved, or threatened to be involved, as a party, a witness, or otherwise, arising out of or relating to this Agreement, the Business Combination Agreement, the Ancillary Documents, the dissolution of the Company or the Transactions. The Payor acknowledges and agrees that the obligation of the Payor under this Agreement to indemnify any Ether Machine Released Person and any Berns Party for the matters covered hereby (a “Payor Indemnification Claim”) shall be the primary source of indemnification and advancement for such Ether Machine Released Person or Berns Party in connection therewith, and any obligation on the part of any other indemnitor under any other agreement to indemnify such Ether Machine Released Person or Berns Party shall be secondary to the Payor’s obligation; provided that the SPAC shall first use reasonable best efforts to also pursue all sources of indemnification and insurance otherwise available in situations in which the Payor’s indemnification obligation applies to an Ether Machine Release Person, including, without limitation, from proceeds of any available insurance coverage, in which case, the Payor’s indemnification obligation shall be reduced by the amount of such insurance proceeds received. Without limiting the foregoing, the Payor shall upon written request by any Ether Machine Released Person, including the Berns Parties, and no fewer than within 30 days of receiving any such written request, advance all reasonable attorneys’ fees, costs, and expenses incurred by such Ether Machine Released Person, including the Berns Parties, in connection with any Payor Indemnification Claim as they are incurred.

Section 4.2. Indemnification by SPAC. SPAC shall defend, indemnify and hold harmless each of the SPAC Released Persons, including the Berns Parties, from and against any and all out-of-pocket and reasonably documented Losses arising out of or caused by or based upon any Action brought by any shareholder of the SPAC brought in their capacity as a shareholder of the SPAC in which such SPAC Released Person or Berns Party, as applicable, may be involved, or threatened to be involved, as a party, a witness, or otherwise, arising out of or relating to this Agreement, the Business Combination Agreement, the Ancillary Documents, the dissolution of the Company or the Transactions; provided, however, SPAC shall not be required to indemnify the SPAC Released Persons or the Berns Parties from any Losses arising out of or caused by or based upon any Action brought by an ETHM Investor or an Affiliate of an ETHM Investor. SPAC acknowledges and agrees that the obligation of SPAC under this Agreement to indemnify any SPAC Released Person and any Berns Party for the matters covered hereby (a “SPAC Indemnification Claim”) shall be the primary source of indemnification and advancement for such SPAC Released Person or Berns Party in connection therewith, and any obligation on the part of any other indemnitor under any other agreement to indemnify such SPAC Released Person or Berns Party shall be secondary to SPAC’s obligation; provided that the SPAC Released Persons or Berns Party, as applicable, shall first use reasonable best efforts to also pursue all sources of indemnification and insurance otherwise available in situations in which SPAC’s indemnification obligation applies, including, without limitation, from proceeds of any available insurance coverage, in which case, the SPAC’s indemnification obligation shall be reduced by the amount of such insurance proceeds received. Without limiting the foregoing, SPAC shall upon written request by any SPAC Released Person, including the Berns Parties, and no fewer than within 30 days of receiving any such written request, advance all reasonable attorneys’ fees, costs, and expenses incurred by such SPAC Released Person, including the Berns Parties, in connection with any SPAC Indemnification Claim as they are incurred.

Section 4.3.  Indemnification Payments. Indemnification payments pursuant to Sections 4.1 and 4.2 shall be made within 30 days of submission of invoices or other requests for indemnification.

Section 4.4.  Non-Disparagement.

(a)  Each of the Ether Machine Releasing Parties agrees that, from and after the Effective Date, it shall not, and shall use commercially reasonable efforts to cause its respective Affiliates and its and their current and former respective directors, executive officers, managing directors, partners, members, managers, employees, attorneys and other advisors not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (including, without limitation, through social media, the press, or to any third party) any remark, comment, message, information, declaration, communication, or other statement of any kind, whether verbal, in writing, electronically transferred, or otherwise, that is intended to, or could reasonably be expected to, disparage, defame, or otherwise impugn the reputation, business, or integrity of any Ether Machine Released Person.

(b)  Each of the SPAC Releasing Parties agrees that, from and after the Effective Date, it shall not, and shall use commercially reasonable efforts to cause its respective Affiliates and its and their current and former respective directors, executive officers, managing directors, partners, members, managers, employees, attorneys and other advisors not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (including, without limitation, through social media, the press, or to any third party) any remark, comment, message, information, declaration, communication, or other statement of any kind, whether verbal, in writing, electronically transferred, or otherwise, that is intended to, or could reasonably be expected to, disparage, defame, or otherwise impugn the reputation, business, or integrity of any SPAC Released Person.

(c)  Notwithstanding the foregoing, nothing in this Section 4.4 shall prevent any Ether Machine Releasing Party or SPAC Releasing Party from: (i) making any statement or disclosure required by applicable law, regulation, or legal process (including deposition or trial testimony); (ii) providing truthful information to any governmental or regulatory authority (including the SEC) in connection with any investigation or filing; (iii) making any truthful statement in connection with any action to enforce the terms of this Agreement; or (iv) making internal communications between a Party and its advisors for the purpose of obtaining professional advice.

Article V

REPRESENTATIONS AND WARRANTIES

Section 5.1.  Representations and Warranties. Each of the Parties hereto represents and warrants to the other Parties that:

(a)  It has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any claim or cause of action released pursuant to Article III of this Agreement;

(b)  There are no liens or claims of lien, or assignments in law or equity or otherwise, of or against any claim or cause of action released pursuant to Article III of this Agreement;

(c)  It has duly executed and delivered this Agreement and is fully authorized to enter into and perform this Agreement and every term hereof;

(d)  It has been represented by legal counsel in the negotiation and joint preparation of this Agreement, has received advice from legal counsel in connection with this Agreement and is fully aware of this Agreement’s provisions and legal effect;

(e)  It enters into this Agreement freely, without coercion, and based on its own judgment and not in reliance upon any representations or promises made by the other Party, apart from those set forth in this Agreement; and

(f)  It has the authority, and has obtained all necessary approvals, including, but not limited to, approval of the Parties’ respective Boards of Directors, as necessary, to enter into this Agreement and all the releases, undertakings, covenants, representations, warranties and other obligations and provisions contained in this Agreement.

Article VI
GENERAL PROVISIONS

Section 6.1.  Publicity. Within four Business Days following the execution and delivery of this Agreement, SPAC shall file a Current Report on Form 8-K, which shall include a copy of this Agreement as an exhibit. None of the Payor, the Seller, Pubco, the Company or SPAC Merger Sub or their Affiliates shall make any public disclosure of the existence of this Agreement or its terms until such Form 8-K has been filed.

Section 6.2.  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC, SPAC Subsidiaries or Sponsor, to:

Dynamix Corporation
1980 Post Oak Blvd., Suite 100
PMB 6373
Houston, TX 77056
Attn: Andrea ‘Andrejka’ Bernatova
Email: andrejka@regen.io

with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1700 M Street, N.W.
Washington, D.C. 20036-4504
Attn: Gerry Spedale; Evan D’Amico; Harrison Korn
Email: gspedale@gibsondunn.com; edamico@gibsondunn.com; hkorn@gibsondunn.com

If to the Seller, Pubco, the Company, SPAC Merger Sub or the Payor, to:

The Ether Machine, Inc.
2093 Philadelphia Pike #2640
Claymont, DE 19703
Attn: Andrew Keys
Email: ak@ethermachine.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
22 Bishopsgate,
EC2N 4BQ London
Attn: Lorenzo Corte; Ryan Dzierniejko
Email: lorenzo.corte@skadden.com; ryan.dzierniejko@skadden.com

Section 6.3.  Counterparts; Effectiveness. This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 6.4.  Governing Law.

(a)  Subject to Section 6.4(b), this Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws principles or rules thereof to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b)  Any Action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each Party irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.4.

Section 6.5.  WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.6.  No Admission of Liability. The Parties understand and acknowledge that this Agreement and the performance of obligations herein constitute a compromise and settlement of the Released Claims. No action taken by any Ether Machine Releasing Parties, on the one hand, or any SPAC Releasing Parties, on the other hand, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission of any fault or liability whatsoever.

Section 6.7.  Non-Reliance. Each of the Parties acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by any of the Released Persons or any Person acting on their behalf) other than those expressly set out in this Agreement (or other related documents referred to herein) and that it will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Agreement.

Section 6.8.  Prevailing Party. In the event that any Party institutes any Action or proceeding to enforce the terms of this Agreement or for breach of this Agreement (including any dispute arising out of or relating to any indemnification or advancement obligation hereunder), the prevailing Party in such Action shall be entitled to recover its reasonable and documented out of pocket costs and expenses incurred in connection therewith, including reasonable attorneys’ fees and expenses, from the non prevailing Party (in addition to any other relief to which such prevailing Party may be entitled). For purposes of this Section, “prevailing Party” shall mean the Party that substantially obtains or successfully defends against the relief sought, whether by judgment, dismissal, settlement, or other dispositive outcome.

Section 6.9.  Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and, subject to the preceding sentence, assigns.

Section 6.10.  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 6.11.  Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof; provided, however, that the confidentiality obligations of the Parties set forth in Section 8.14 of the Business Combination Agreement shall survive this Agreement and remain in full force and effect. Each Party hereto acknowledges and agrees that each of the non-party Released Persons and the Berns Parties, as applicable, are express third-party beneficiaries of the releases of such non-party Released Persons contained in Sections 3.1, 3.2 and 3.3, covenants not to sue contained in Section 3.4, indemnification covenant contained in Sections 4.1 and 4.2, indemnification payments contained in Section 4.3, and non-disparagement covenant contained in Section 4.4 of this Agreement and are entitled to enforce rights under such sections (and Section 6.8) to the same extent that such non-party Released Persons or Berns Parties, as applicable, could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third-party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 6.12.  Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

Section 6.13.  Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no provision of this Agreement shall be construed against any party based on its authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

SPAC:

DYNAMIX CORPORATION

By:
Name:
Title:

SPAC Subsidiary A:

ETHOS SUB 1, INC.

By:
Name:
Title:

SPAC Subsidiary B:

ETHOS SUB 2, INC.

By:
Name:
Title:

Company Merger Sub:

ETHOS SUB 3, INC.

By:
Name:
Title:

Sponsor:

DYNAMIXCORE HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Termination Agreement]

Pubco:

THE ETHER MACHINE, INC.

By:
Name:
Title:

SPAC Merger Sub:

ETH SPAC MERGER SUB LTD.

By:
Name:
Title:

The Company:

THE ETHER RESERVE LLC

By:
Name:
Title:

The Seller:

ETH PARTNERS LLC

By:
Name:
Title:

Payor:

Name: